Exhibit 99.1

Contact:	Gary Wehrle	Pacific Crest Capital, Inc.
	Chief Executive Officer	30343 Canwood Street
	818-865-3300	Agoura Hills, CA 91301

NEWS

PACIFIC CREST CAPITAL, INC. DECLARES A $.10 PER COMMON SHARE
DIVIDEND FOR THE FOURTH QUARTER OF 2003

Agoura Hills, California, October 16, 2003…Pacific Crest Capital, Inc. (Nasdaq NM-PCCI) today reported that its Board of Directors has approved a $0.10 per common share cash dividend for the fourth quarter of 2003.  The $0.10 per share cash dividend will be paid on Friday, December 12, 2003 to shareholders of record as of Friday, November 28, 2003.

Pacific Crest Capital, Inc. is a bank holding Company that conducts business through its wholly owned subsidiary, Pacific Crest Bank (“Bank”).  Since its establishment in 1974, Pacific Crest Bank has operated as a specialized business bank providing exceptional service to small businesses, entrepreneurs, and investors.  Products offered include customized loans on income producing real estate, business loans under the U.S. Small Business Administration (“SBA”) 7(a) and 504 loan programs, lines of credit and term loans to businesses and professionals, and specialized FDIC-insured savings and checking account programs. The Bank is an SBA “Preferred Lender” in California, Oregon, and Arizona.  Pacific Crest Bank is headquartered in Agoura Hills, California, operates three California full-service branches located in Beverly Hills, Encino, and San Diego and provides loan production services primarily throughout California and Oregon.

Previously released Company press releases, reports filed with the Securities and Exchange Commission, and other information is available on the Company’s Web page on the Internet at http://www.paccrest.com.